Exhibit 99.1
Spherix Retains Leading Intellectual Property Law Firm to Monetize Patent Portfolio Acquired from Rockstar

TYSONS CORNER, Va., April 21, 2014 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that it has retained the law firm of Kenyon & Kenyon LLP to further assist the Company in the monetization efforts of patents acquired in December from Rockstar Consortium (US) LP.

Kenyon & Kenyon LLP is a leading intellectual property law firm whose sophisticated and business-oriented approach helps clients succeed with their intellectual property strategies. Kenyon & Kenyon’s global clients, many of whom are worldwide industry leaders, rely on the firm for their expertise in high-stakes litigation, prosecution, licensing, and counseling needs.  The legal team at Kenyon & Kenyon will be lead by Mark Hannemann and Lew Popovski.  Mr. Hannemann is one of Kenyon & Kenyon’s leading patent litigators and a member of the firm's Executive Committee. He has first-chair experience for both plaintiffs and defendants, in jury trials, bench trials, and ITC hearings, with frequent appearances in the Eastern District of Texas, the District of Delaware, and other U.S. district courts, as well as a successful appellate practice.  Mr. Popovski has extensive experience in intellectual property litigation, including trial and appellate practice of patent, trademark, trade dress litigation and trade secret misappropriation cases. His patent litigation practice spans a wide variety of technical areas, including optical and electro optical communication devices and systems, microprocessor and computer system architecture, integrated circuit manufacturing, digital video and audio signal compression and processing systems, mass-flow meters, mass spectrometers as well as various mechanical systems.

Spherix CEO Anthony Hayes stated, “Kenyon & Kenyon is consistently ranked as a top intellectual property law firm by leading publications.  We are proud of our association with this firm and we look forward to working together to further advance the monetization of the famous Nortel patents Spherix acquired from Rockstar.  We believe that Kenyon & Kenyon will help Spherix further commercialize these valuable asset and drive value for our shareholders.”

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email:info@spherix.com

Hayden IR
Peter Seltzberg, Vice President
Phone: (646) 415-8972
Email: peter@haydenir.com